Skystar Bio-Pharmaceutical Acquires Exclusive Aquaculture Vaccine Technology and Provides Operational
Update on Facility Development

New Vaccine Technology to Address Company-Estimated $150 Million Market Opportunity
Veterinary Vaccine Facility Launch Extended to First Quarter of 2010 to Accommodate New Aquaculture Vaccine Line

XI'AN, CHINA, December 9, 2009 — Skystar Bio-Pharmaceutical Company (Nasdaq: SKBI) ("Skystar" or the “Company”), a China-based producer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced that it has purchased an exclusive aquaculture vaccine technology from and signed a collaborative research and development agreement with China’s Fourth Military Medical University (”FMMU”) for RMB 8 million (approximately US $1.2 million), granting Skystar exclusivity on the patent through 2012. The vaccine has been shown to be effective in treating and preventing bacterial infections in marine life without harmful side effects. The patented technology is designed to address the Company-estimated $150 million underserved aquaculture market opportunity in China.

Skystar will manufacture its aquaculture vaccine in its new 51,000 square foot veterinary vaccine facility along with other vaccine products presently produced by the Company. To accommodate the new aquaculture vaccine line, Skystar now expects to complete the build-out of its new veterinary vaccine facility in the first quarter of 2010, rather than the fourth quarter of 2009 as previously anticipated. Based on the extended timeline, management currently expects full-year 2010 organic revenue to be between $44.0 to $46.0 million with gross margins between 48% and 54%.

“We have modified our short-term veterinary vaccine production goals to further our strategy of maximizing our revenue stream potential through investments that we believe will ultimately accelerate our long-term growth,” said Weibing Lu, Skystar’s Chairman and Chief Executive Officer. “The purchase of this patented technology and execution of the cooperative research agreement with FMMU represent a significant opportunity for Skystar toward the Chinese aquaculture industry, which we believe represents a sizeable market that has gone underserved by pharmaceutical manufacturers. Our acquisition of this patented technology represents an important and exciting revenue opportunity.”

“We continue to see considerable organic growth among our existing product lines and are on track to complete the build-out of our micro-organism facility by the end of this year. With the addition of this facility, we expect to see improved revenue contributions from our micro-organism products. We are now targeting approximately $11.0 million in revenue with gross margins of about 70% from our micro-organism product line in 2010. We believe that the bulk of our growth in 2010 will be from our veterinary medications and micro-organism product offerings. As we ramp up our veterinary vaccine facility, we believe we will see larger contributions from this facility in future periods. We see tremendous opportunity for our products and will continue to invest in and implement strategies that we believe will best position Skystar for creating long-term value for the Company and our shareholders,” Mr. Lu concluded.

Based on the addition of the aquaculture vaccine line and the resulting delay to the build-out of its new vaccine facility, Skystar now believes that its 2010 total vaccine revenue will be approximately $6.0 million with gross margins of approximately 60-70%. The Company had previously targeted $14.0 million in revenue contribution from the new vaccine facility in 2010.

About the Fourth Military Medical University

Skystar Bio-Pharmaceutical Company

The Fourth Military Medical University (“FMMU”) is a military institution of higher learning for training middle-and-high level military medical workers for the combined armed forces of the People’s Republic of China (People’s Liberation Army). FMMU is among the first State Council authorized organizations which confer Doctoral degrees and Masters degrees. For additional information on FMMU, please visit http://en.fmmu.edu.cn/

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com. To be added to the Company's email distribution for future news releases, please send your request to skystar@tpg-ir.com.

Forward-looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

The Piacente Group, Inc. (Investor Relations Counsel)
     Brandi Floberg
     (212) 481-2050
     skystar@tpg-ir.com

Skystar Bio-Pharmaceutical Company
     Scott Cramer
     Director - U.S. Representative
     (407) 645-4433
     scramer@skystarbio-pharmaceutical.com

# # #